Exhibit 99.1

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8834 Contact: Gary H. Guyton Director of Planning and Investor Relations Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES

HAYNESVILLE SHALE ACQUISITION

FRISCO, TEXAS, August 1, 2018 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that it closed the previously announced acquisition of North Louisiana properties from Enduro Resource Partners LLC after the Final Sales Order was approved by the United States Bankruptcy Court for the District of Delaware.  The North Louisiana properties consist of approximately 21,000 gross acres (9,900 net) primarily in Caddo and DeSoto Parishes in Louisiana and include 120 (26.2 net) producing natural gas wells, 49 (14.7 net) of which produce from the Haynesville shale.  The final adjusted purchase price was $37 million which included costs of four (1.1 net) recently completed Haynesville shale wells incurred after the effective date of the sale of January 1, 2018.

The acquired properties are producing approximately 26 million cubic feet per day of natural gas and have estimated proved reserves of 288 Bcfe. Comstock has identified 112 (31.0 net) potential drilling locations on the acquired acreage, 21 (17.9 net) of the future locations would be operated by Comstock.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.